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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                             ____________________

                                   FORM 8-K

               Current Report Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934
                            ______________________

     Date of Report (Date of earliest event reported):   September 28, 2000


                                 AUTOLEND GROUP, INC.
            (Exact name of registrant as specified in its charter)


           Delaware                      1-10569               22-3137244
(State or other jurisdiction of        (Commission          (I.R.S. Employer
incorporation or organization)         File Number)        Identification No.)


                          600 Central SW, Third Floor
                       Albuquerque, New Mexico     87102
              (Address of principal executive  offices) (Zip Code)


      Registrant's telephone number, including area code:  (505) 768-1000

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ITEM 1.   CHANGE IN CONTROL

          Effective October 12, 2000, the Registrant learned that a block of 634,028 shares of the Registrant's common stock, equal to approximately 58% of the total shares outstanding, changed hands in a private sale between two third parties. The seller is Mendham Investments LP, and the buyer and new majority owner is Prinova Capital Group, LLC, a New Mexico limited liability company ("Prinova"). Prinova is a private, closely-held company, headquartered in New Mexico. Prinova has no past or present ties or affiliations to any recent or former shareholder, director, or officer of the Registrant. Prinova acquired the block of shares together with all the seller's rights under the five-year, uncollateralized, non-interest-bearing debt obligations of the Company; the seller's transferred rights thereunder have a face value of $412,500. The combined package price for the controlling block of shares and the rights to the debt obligation was $75,000, which price was paid in cash (via certified funds) from the Albuquerque bank account of Prinova.


ITEM 5.  OTHER EVENTS

     A.  Resignation of Chief Executive Officer

         Effective September 28, 2000, through an executed agreement between the Registrant and its former CEO, Nunzio P. DeSantis, Mr. DeSantis resigned as an employee and officer and in all capacities, and is no longer affiliated with, or associated in any manner with, the Registrant. The agreement provided for, among other things, the settlement of all past, present, and future claims by Mr. DeSantis against the Registrant (including the claim with respect to the reimbursement for legal fees of $123,000 or more); the cancellation of the debt owed to the Registrant by Mr. DeSantis of $150,000; the transfer to the Registrant of certain items of furniture; and the payment to the Registrant by Mr. DeSantis of a certain sum of cash upon execution. Mr. DeSantis had previously resigned from the Registrant's Board of Directors effective May 1, 2000, and has held no shares in the Registrant since March 5, 1999. The agreement further provides that Mr. DeSantis henceforth shall not acquire, possess, or assert, directly or indirectly, any interest of any kind in the Registrant.

     B.  Change in the Board of Directors and Officers

         Effective October 13, 2000, two new Directors were appointed to the Registrant's Board. They are: Mr. John D. Emery, 53, of Albuquerque, NM; and, Mr. Vincent J. Garcia, 48, also of Albuquerque.

         Mr. Emery was also appointed acting Chairman, acting President, and Secretary of the Registrant. Mr. Emery has been a business consultant in private practice for the last ten years, and has previously held executive positions. Mr. Emery has also developed and sold his own business, holds an MBA from the Harvard Graduate School of Business Administration, and has taught at the University of New Mexico graduate school of business administration. From 1994 until its sale to American Tower in 1998, Mr. Emery served on the Board of Directors of Specialty Teleconstructors, Inc., a Nasdaq-listed company that had annual revenues of $65 million.

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          Mr. Garcia is the Managing Member and majority interest-holder in
     Prinova Capital Group, LLC, and is Chairman and President of its affiliates, which includes Prinova Investments, Ltd. Mr. Garcia, together with Prinova Investments, Ltd., is the lead investor, developer, and majority interest-holder with respect to the $32 million Renaissance Development project in downtown Albuquerque.

          After the appointment of Mr. Emery and Mr. Garcia to the Board, Philip Vitale, M.D., tendered his resignation from the Board of Directors and in all capacities, which the Board accepted.

     C.   Actions by the Board

          Effective October 19, 2000, the Registrant has notified Cozen & O'Connor, PC (of Philadelphia) that the firm will no longer represent the Registrant in any capacity for any matter.

          The Board held discussions with the Registrant's present auditors, Meyners + Company LLC, a BDO Seidman LLC Alliance member ("Meyners"), and thereafter passed a resolution continuing the engagement of Meyners, which Meyners accepted.


                                 SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned, hereto duly authorized.


                                    AUTOLEND GROUP, INC.
                                    (Registrant)

                                    /s/ John D. Emery
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                                    John D. Emery
                                    Acting President,
                                    Acting Chairman of the Board, and
                                    principal executive officer

Date:  October 19, 2000

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